                                                                  EXIHIBIT 10.20

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 1, 1997 (the "Closing Date"), is made among Visio Corporation, a Washington corporation ("Purchaser"), Freedom Solutions Group, Inc., an Illinois corporation ("Seller"), and certain shareholders of Seller listed in Exhibit A hereto (the
                                                         ---------
"Major Shareholders").

                                    RECITAL

     WHEREAS, Seller desires to sell to Purchaser substantially all of the business assets of Seller that are used in or relate to its SysDraw Software Company business (the "SysDraw Business") and Purchaser desires to purchase such assets from Seller, at the price and on the terms and conditions set forth herein. The parties acknowledge that Seller owns certain other products, each identified on Schedule 1.2(b), that are unrelated to the SysDraw Business and
              ---------------
are excluded from the assets being purchased by Purchaser hereunder.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     1.1  PURCHASE OF ASSETS

     Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, free and clear of all liens, claims and encumbrances, the following tangible and intangible business assets of Seller that are used in or relate to the SysDraw Business (the "Acquired Assets"):

         1.1.1  EQUIPMENT AND OTHER PERSONAL PROPERTY

     All equipment, goods, office furniture, fixtures, office materials and supplies, tooling, spare parts, leasehold improvements and other tangible personal property identified in Schedule 1.1.1.
                                --------------
         1.1.2  INVENTORY

     All inventories, including raw materials, work in process, finished inventory and production supplies, identified in Schedule 1.1.2.
                                                 --------------

         1.1.3  INTELLECTUAL PROPERTY

     Except to the extent specifically identified as an Excluded Asset (as defined in Section 1.2 below), all intellectual property rights, and all licenses, sublicenses or like agreements providing Seller any right or concession to use any intellectual property, including all trade names, trademarks, service marks, copyrights and their registrations and applications and all goodwill associated therewith, all domestic and foreign letters patented, patent applications, if any, and all technology, inventions, know-how, trade secrets, processes, formulae, drawings, designs, computer programs, source code and all documentary evidence thereof that are used in or relate to the SysDraw Business, including, without limitation, the intellectual property rights, technology and other items described in Schedule 1.1.3.
                                                --------------

         1.1.4  CONTRACT RIGHTS AND OTHER INTANGIBLE ASSETS

     The contracts, agreements, leases and other contract rights and intangible assets listed in Schedule 1.1.4 (as such Schedule is updated in writing by
                 --------------
Seller within five (5) days after the Closing Date to include customer end-user agreements entered into by Seller in the ordinary course of business during the four (4) day period ending on the Closing Date).

         1.1.5  CLAIMS

     Except to the extent specifically identified as an Excluded Asset, all rights and claims of Seller, whether mature, contingent or otherwise, against third parties relating to the Acquired Assets, whether in tort, contract or otherwise, including, without limitation, causes of action, unliquidated rights or claims under or pursuant to all warranties, representations and guaranties made by suppliers or vendors and all noncompetition, nondisclosure and similar agreements with current or former employees of Seller.

         1.1.6  CUSTOMER RELATIONSHIPS

     All relationships with customers, including, without limitation, all files containing information and knowledge about Seller's existing and prior customers.

         1.1.7  FILES AND RECORDS

     All business files and records, including schematics, technical information and engineering data, books of account (except to the extent specifically identified as an Excluded Asset), employment records and personnel files, and purchase and sale records and correspondence that are used in or relate to the SysDraw Business, including the files referred to in Section 1.1.6 hereof, all subject to Seller's right to obtain copies of certain such files and records pursuant to Section 5.3.

     1.2  EXCLUDED ASSETS

     Seller shall not transfer to Purchaser and Purchaser shall not acquire the following assets (the "Excluded Assets"), which are specifically excluded from the Acquired Assets and which shall remain Seller's property:

          (a) cash of Seller and the accounts receivable of Seller identified in the attached Schedule 1.2(a) (as such Schedule is updated in writing by Seller
             ---------------
within five (5) days after the Closing Date to include accounts receivable attributable to orders received by Seller during the four (4) day period ending on the Closing Date), each as of the Closing Date;

          (b) Seller's interest in the technology and associated intellectual property rights identified in Schedule 1.2(b);
                              ---------------

          (c) Seller's interest in the equipment and other personal property of Seller identified in Schedule 1.2(c);
                     ---------------
          (d) Seller's interest in the inventory identified in Schedule 1.2(d);
                                                               ---------------

          (e) Seller's rights and obligations under any contract or agreement that is not specifically identified in Schedule 1.1.4, including, without
                                       --------------
limitation, the contracts and agreements identified in Schedule 1.2(e);
                                                       ---------------

          (f) Seller's claim against Shared Medical Systems Corporation which, as of the Closing Date, is in litigation in the United States District Court, Eastern District of Pennsylvania, Cause No. 96-6266, relating to Seller's MASS 11 product;

          (g) Seller's insurance policies; and

          (h) Seller's books and records of incorporation, board meetings and shareholder meetings, together with Seller's account ledger and accounting system used in the SysDraw Business which shall be made available to Purchaser at any time upon request.

     1.3  ASSUMED OBLIGATIONS

     Purchaser shall not assume or become liable for, and Seller shall retain, be responsible for and indemnify Purchaser against, any and all debts, liabilities or obligations arising from or relating to the Acquired Assets, except that Purchaser shall assume, and shall indemnify Seller against, (a) the liabilities and obligations of Seller attributable to the period after the Closing Date under the contracts and agreements described in Schedule 1.1.4,
                                                             --------------
even in the event Seller remains bound thereunder as a requirement of obtaining any third party consents to the assignment of the contract or agreement to Purchaser as provided herein, and (b) all employment obligations attributable to the period after the Closing Date with respect to the employees of Seller designated on Schedule 1.3 who are offered, and who actually
                                  ------------
accept, employment with Purchaser.

     1.4  INSTRUMENTS OF SALE AND TRANSFER; FURTHER ASSURANCES

     Contemporaneously with the execution of this Agreement by the parties, Seller shall deliver to Purchaser such instruments of sale and assignment as shall be effective to vest in Purchaser, on the Closing Date, all of Seller's right, title and interest in and to the Acquired Assets. Seller shall take all reasonable additional steps as may be necessary to put Purchaser in possession and operating control of the Acquired Assets on the Closing Date.

     1.5  ASSIGNMENT OF CONTRACTS AND RIGHTS

     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any claim, contract, license or other agreement or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Purchaser thereunder. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or Purchaser thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement designed to provide for Purchaser the benefits of any such claim, contract, license or other agreement. Any transfer or assignment to Purchaser by Seller of any contract or agreement that requires the consent or approval of any third party shall, without reducing or adversely affecting the obligations of Seller to transfer or assign such contract or agreement set forth in this Article 1 or the representations of Seller and the Major Shareholders set forth in Article 3, be made subject to such consent or approval being obtained. Seller shall not be liable to Purchaser for any failure to obtain the consents to assignment of contract rights listed in Schedule 3.3(b), provided
                                                    ---------------
that Seller uses commercially reasonable efforts to obtain such consents in accordance with Section 6.2.

                                   ARTICLE 2

                                PURCHASE PRICE

     2.1  PURCHASE PRICE

     The purchase price for the Acquired Assets shall be Eight Million Dollars ($8,000,000) (the "Purchase Price"), and shall be payable as follows:

          2.1.1  INITIAL PAYMENTS

     Five Million Five Hundred Thousand Dollars ($5,500,000) of the Purchase Price shall be paid by Purchaser to Seller in accordance with the following:

          (a) Five Hundred Sixty Thousand Dollars ($560,000) of the Purchase Price shall be paid to Seller in immediately available funds on the Closing Date; and

          (b) Four Million Nine Hundred Forty Thousand Dollars ($4,940,000) of the Purchase Price shall be paid to Seller five (5) days after the Closing Date pursuant to the terms of the interest-free promissory note attached as Exhibit
                                                                       -------
2.1.1(b) hereto.
--------

          2.1.2  HOLDBACK

          Two Million Five Hundred Thousand Dollars ($2,500,000) of the Purchase Price (the "Holdback") shall be held by Purchaser and paid to Seller in accordance with the following:

          (a) One Million Dollars ($1,000,000) of the Holdback (the "Principal") plus interest on the unpaid balance thereof at the one (1) year U.S. treasury bill rate in effect on the Closing Date, as published by the Wall Street Journal (the "Interest"), less any portion of the Holdback against which Purchaser has made claims pursuant to Article 7 and any Interest attributable to such portion of the Holdback and less any portion of the Holdback then held by Purchaser under Section 7.3 (collectively, the "Retained Amounts"), shall be paid to Seller as follows: (i) Three Hundred Thousand Dollars ($300,000) of the Principal, less any Retained Amounts, shall be paid to Seller on or before March 31, 1998, and (ii) the remaining balance of all Principal and Interest payable to Seller hereunder (i.e., excluding any Retained Amounts) shall be paid to Seller on or before August 1, 1998, all in accordance with the terms of the promissory note attached as Exhibit 2.1.2(a) hereto.
                            ----------------

          (b) One Million Five Hundred Thousand Dollars ($1,500,000) of the Holdback, less any Retained Amounts, shall be earned by and accrue to Seller, if at all, upon the occurrence of either of the following events (each, an "Accrual Event"): (i) verification by Purchaser that its Revenue (as defined below) from the sale of the SysDraw Shapes (as defined below) during any one (1) of the three (3) Measurement Years (as defined below) exceeds Eight Million Dollars ($8,000,000), or (ii) early termination of Purchaser's employment of John Rigas ("Rigas") during any Measurement Year if, and only if, such termination is by Purchaser "without Cause" (as defined therein) pursuant to Section 6.1(b) of the Rigas Employment Agreement attached as Exhibit 6.1(c) (but not pursuant to
                                       --------------
Sections 6.1(a), (c) or (d) or any other provision of such Employment Agreement) or by Rigas pursuant to Section 6.2(b) of the forgoing Rigas Employment Agreement (but not pursuant to Section 6.2(a) or any other provision of such Employment Agreement). For purposes of the foregoing, "Measurement Year" shall mean a period of twelve (12) consecutive calendar months commencing on the first day of the calendar quarter immediately following the Closing Date or on the first or second anniversaries of such day, "SysDraw Shapes" shall mean all shapes products included as part of the Acquired Assets and any additional shapes products developed after the Closing Date by those employees and contractors of Purchaser who, prior to the Closing Date, were employed or retained by Seller as part of the SysDraw Business, by any replacements of such employees and contractors or by new employees hired by Rigas to join the employee group that, prior to the Closing Date, comprised the SysDraw Business, and "Revenue" shall mean net revenue recorded in the books of Purchaser per generally accepted accounting principles in the United States and subject to the following:

          (1) if a product of Purchaser contains one thousand (1000) SysDraw Shapes or less, no portion of the sales price of such product shall be allocated to "Revenue" ;

          (2) if a product of Purchaser contains more than one thousand (1000) SysDraw Shapes and less than ten percent (10%) of the then-current total number of SysDraw Shapes, five dollars ($5.00) of the sales price of such product shall be allocated to "Revenue";

          (3) if a product of Purchaser contains more than one thousand (1000) SysDraw Shapes and more than ten percent (10%) of the then-current total number of SysDraw Shapes, an amount shall be allocated to "Revenue" equal to the sales price of such product multiplied by a fraction, the numerator of which is the list price for the SysDraw Shapes and the denominator of which is the combined list prices of the SysDraw Shapes and the non-SysDraw Shape elements of the product in question;

          (4) if a product of Purchaser is bundled with a separate, stand-alone product that is comprised solely of SysDraw Shapes, an amount shall be allocated to "Revenue" equal to the sales price of the combined products multiplied by a fraction, the numerator of which is the list price for the SysDraw Shapes product and the denominator of which is the combined list prices of the SysDraw Shapes product and the Purchaser product in question; and

          (5) if a product that is comprised solely of SysDraw Shapes is sold by Purchaser on a stand-alone basis, one hundred percent (100%) of the sales price of such product shall be allocated to "Revenue."

Purchaser will use reasonable efforts in connection with the development, marketing, sales and distribution of the SysDraw Shapes in a manner reasonably consistent with Purchaser's treatment of its own products, and will ensure that its pricing (i.e., discounts and premiums) of the SysDraw Shapes are reasonably consistent with the pricing of its own products. Further, Purchaser shall endeavor to complete Revenue verification and, if an Accrual Event has occurred, to pay the amounts due hereunder within sixty (60) days after the end of the Measurement Year in question, but in no event shall any such payment be due before the second anniversary of the Closing Date. If an Accrual Event has not occurred during any Measurement Year, the amount payable to Seller under this
Section 2.1.2(b) shall be zero (0).

     2.2  TRANSFER TAXES

     The Purchase Price shall be deemed to include any and all taxes, fees and expenses to be remitted by Purchaser relating to Purchaser's purchase of the Acquired Assets. All taxes payable or assessable in connection with the sale and transfers contemplated by this Agreement, shall be borne by Seller.

     2.3  PENALTY INTEREST

     Any portion of the Purchase Price payable under this Article 2 that is not paid when due shall bear interest at the rate of one and one-half percent (1.5%) per month or the maximum rate allowed by law, whichever is less, from the date due until the date paid in full.

     2.4  ALLOCATION OF PURCHASE PRICE

     Purchaser and Seller shall deliver on or prior to the Closing Date, and shall timely and properly file, Internal Revenue Service Form 8594 based on an allocation of the Purchase Price as mutually agreed upon by Seller and Purchaser, which allocation shall be substantially as set forth on Schedule 2.4
                                                                   ------------
hereto.

     2.5  APPORTIONMENT OF TAXES

     As to any liability for taxes attributable to any taxable period that includes, but does not end on, the Closing Date, such liability shall be apportioned as follows: (a) if such liability is attributable to a single event (such as the purchase and sale of the Acquired Assets) that occurs on or prior to the Closing Date, all such liability shall be borne by Seller; (b) if such liability accrues over time as a result of ongoing business operations relating to the Acquired Assets, then the liabilities shall be prorated between Seller and Purchaser prior to and after the Closing Date during the tax period in question; and (c) if such liability is attributable to a single event that occurs after the Closing Date, all such liability shall be borne by Purchaser.

     2.6  AUDIT RIGHTS

     Upon not less than fifteen (15) days' prior written notice by Seller to Purchaser, and not more frequently than once each Year, Purchaser shall provide to an independent accounting firm furnished at Seller's expense, and approved by Purchaser, access during Purchaser's normal business hours to all records of Purchaser relating to the sale of the SysDraw Shapes and the calculation of the resulting Revenue of Purchaser under Section 2.1.2(b). All such records and other information furnished by Purchaser shall be held in confidence and shall not be disclosed or used by such accounting firm or Seller except as specifically required for the foregoing audit and verification. If any audit conducted hereunder reveals that Purchaser's calculation of its Revenue from the sale of SysDraw Shapes for any Measurement Year is less than the actual amount of such Revenue by an amount that is more than ten percent (10%) of the actual amount of such Revenue and if the addition of such ten percent (10%) amount to the Revenue calculation reported by Purchaser results in a determination that an Accrual Event did in fact occur, Purchaser shall pay all of the fees and costs of such audit.

                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND THE
                              MAJOR SHAREHOLDERS

     Seller and each of the Major Shareholders jointly and severally represents and warrants to Purchaser, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to the extent provided in Section 7.1, as follows:

     3.1  ORGANIZATION AND GOOD STANDING

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Seller has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Seller is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of Seller's properties owned, occupied or held under lease or the nature of the business conducted by Seller makes such qualification necessary.

     3.2  POWER AND AUTHORITY; ENFORCEABILITY; NO VIOLATION

     Seller and, with respect to itself only, each Major Shareholder has full power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. All actions on the part of Seller and such Major Shareholder and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement has been duly executed and delivered by Seller and such Major Shareholder and constitutes a legal, valid and binding obligation of Seller and such Major Shareholder, enforceable against them in accordance with its terms.

     3.3  NO APPROVALS OR NOTICE REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     The execution, delivery and performance of this Agreement by Seller and each Major Shareholder and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Seller, (b) except as set forth in

Schedule 3.3(b), require any consent, approval or authorization of any person,
---------------
corporation, partnership, governmental or regulatory authority or other organization or entity (a "Person"), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which Seller is a party or by which it is bound or to which the Acquired Assets are subject, (d) result in the creation of any lien or encumbrance upon the Acquired Assets, (e) conflict with or result in a breach of or constitute a default under any provision of Seller's Articles of Incorporation or Bylaws, or (f) invalidate or adversely affect any permit, license, authorization or status used in Seller's conduct of Seller's business.

     3.4  FINANCIAL STATEMENTS; ABSENCE OF CHANGES AND EVENTS

          (a) Seller has delivered to Purchaser the reviewed balance sheets and statements of operations, shareholders' equity and cash flows at and for the fiscal years ended December 31, 1994, 1995 and 1996, and Seller's unreviewed balance sheet and statements of operations, shareholders' equity and cash flows at and for the three-month period ended March 31, 1997, which relate in any way to the SysDraw Business (collectively, the "Seller Financial Statements"). The reviewed Seller Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") on a basis consistent with prior accounting periods, and present fairly Seller's financial position, results of operations and changes in financial position at the dates and for the periods indicated. The unreviewed Seller Financial Statements have been prepared by Seller's management on a basis consistent with prior accounting periods, and present fairly Seller's financial position, results of operations and changes in financial position at the dates and for the periods indicated, subject to later adjustments that are not in the aggregate material. Seller has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the March 31, 1997 balance sheet (the "Seller Balance Sheet"), except (i) liabilities, obligations, claims or assessments incurred since the date of the Seller Balance Sheet that are disclosed to Purchaser in Schedule 3.4(a) or (ii) liabilities, obligations, claims or assessments incurred in the ordinary course of business and not required under GAAP to be reflected in the Seller Balance Sheet.

          (b) Since the date of the Seller Balance Sheet: (i) there has been no material adverse change in, or damage, destruction or loss of, the Acquired Assets; (ii) Seller has not created or incurred any new debt except in connection with the loans of Seller with American National Bank of Schaumburg and LaSalle Bank (each of which shall be paid in full and closed on or prior to the Closing Date) and accounts payable of Seller incurred in the ordinary course of Seller's business; (iii) Seller has not encumbered or disposed of any Acquired Asset; and (d) there has been no other change or condition that materially adversely affects the Acquired Assets.

     3.5  TAXES

     Seller has no tax obligations that will either result in a lien, claim or encumbrance on any of the Acquired Assets or result in the commencement of a claim, suit or other proceeding against Purchaser, except as set forth in
Schedule 3.5, all of which shall be fully resolved, at no cost to Purchaser and
------------
to Purchaser's reasonable satisfaction, at or within twelve (12) months after the Closing Date and will be subject to the extended indemnity and holdback right described in Section 7.3.

     3.6  CONTRACTS

     Schedule 3.6(a) contains a true and complete list of all contracts,
     ---------------
agreements, arrangements and understandings, oral or written, to which Seller is a party or by which Seller is bound and which relate in any way to the Acquired Assets, including, without limitation, all security agreements, license agreements, purchase and supply agreements, and agreements relating to the borrowing of money. All such contracts are valid, binding and enforceable in accordance with their terms against each party thereto and are in full force and effect; Seller has performed all obligations imposed on it thereunder; and, other than payment defaults by Seller, neither Seller nor (except as set forth in Schedule 3.6(b)) any other party thereto is in default thereunder, nor is
   ---------------
there any event that with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been delivered to Purchaser. Seller has not received notice, nor is Seller otherwise aware, that any party to any such contract intends to cancel, terminate or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder. Seller has identified in Schedule 3.6(c) all contracts,
                                              ---------------
agreements, arrangements and understandings, oral or written, to which Seller was a party or by which Seller was bound and which relate in any way to the Acquired Assets that have been terminated within the two years prior to the date of this Agreement, except for such contracts, agreements, arrangements and understandings that have been terminated in the ordinary course of business following full performance by all parties thereto.

     3.7  PERSONAL PROPERTY

     (a) Schedule 3.7(a) contains a complete and accurate list of each item of
         ---------------
personal property that is owned, leased, rented or used in connection with SysDraw Business by any of the designated employees of Seller identified in
Schedule 1.3 (the "Personal Property"). Seller has delivered to Purchaser true and complete copies of all leases, subleases, rental agreements, contracts of sale or licenses relating to the Personal Property. The Personal Property includes all material personal properties and assets reflected in the Seller Balance Sheet or purchased by Seller since the date of the Seller Balance Sheet in connection with the SysDraw Business. The Personal Property includes all material personal property used in the SysDraw Business.

          (b) Seller has good and marketable title to all Personal Property, free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances, institutional controls and other adverse claims or interests of any kind ("Encumbrances"), except as set forth in
Schedule 3.7(b), all of which Encumbrances shall be fully released on or prior
---------------
to the Closing Date.

          (c) Seller's Personal Property is of quality consistent with industry standards, is in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety, health, environmental and other laws and regulations.

          (d) Except as set forth in Schedule 3.3(b), no consent is required
                                     ---------------
from any Person under any lease or other agreement or instrument relating to the Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and Seller has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Seller has not granted any lease, sublease or license of any portion of the Personal Property.

     3.8  INTELLECTUAL PROPERTY RIGHTS

          (a) Seller owns, or is licensed or otherwise entitled to exercise, without restriction, all rights to, all patents, trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all mask works, schematics, technology, source code, know-how, computer programs and all other tangible and intangible information or material, that are now used, within the past two (2) years prior to the date of this Agreement have been used, or are currently proposed to be used in the SysDraw Business (collectively, the "Seller Intellectual Property Rights").

          (b) Schedule 3.8(b) is a true and complete list of (i) all patents,
              ---------------
trademarks, trade names, service marks and other company, product or service identifiers and mask work rights, registered and unregistered copyrights, trade secret rights, and other applications or registrations therefor, included in the Seller Intellectual Property Rights, and the jurisdictions in which each such Seller Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and expiration dates, together with a list of all of Seller's currently marketed products and an indication as to which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices; (ii) all licenses, sublicenses and other agreements, including confidential disclosure agreements, as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Seller Intellectual Property Right and includes the identity of all parties thereto, a description of the nature and subject matter thereof, all material rights, restrictions, conditions or other terms pertaining to each Seller

Intellectual Property Right, the applicable royalty or other consideration and the term thereof, and including the extent to which rights with respect to Seller Intellectual Property Rights survive termination or expiration thereof; and (iii) all parties to whom Seller has delivered copies of Seller source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code. Copies of all licenses, sublicenses and other agreements identified pursuant to (ii), above, have been delivered by Seller to Purchaser.

          (c) Seller is not, and as a result of the execution and delivery of this Agreement or the performance of Seller's obligations hereunder will not be, in violation of, or lose any rights pursuant to any license, sublicense or agreement described in Schedule 3.8(b).
                       ---------------

          (d) Seller is the owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the Seller Intellectual Property Rights and has rights (and except as set forth in Schedule 3.8(b) is not contractually obligated to pay any
                       ---------------
compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Seller Intellectual Property Rights are being used. The Seller Intellectual Property Rights do not infringe or misappropriate any patent, copyright, trade mark, trade dress, trade secret or other intellectual property right of any third party.

          (e) No claims with respect to the Seller Intellectual Property Rights have been asserted or, to the best knowledge of Seller, after reasonable investigation, are threatened by any Person, and Seller does not know of any claims (i) to the effect that the manufacture, sale or use of any product as now used or offered or proposed for use or sale by Seller infringes any copyright, patent, trade secret or other intellectual property right, (ii) against the use by Seller of any Seller Intellectual Property Rights, or (iii) challenging the ownership, validity or effectiveness of any of the Seller Intellectual Property Rights.

          (f) All patents and registered trademarks, service marks and other company, product or service identifiers and registered copyrights held by Seller are valid and subsisting.

          (g) There has not been and there is not now any material unauthorized use, infringement or, to the best knowledge of Seller, misappropriation of any of the Seller Intellectual Property Rights by any third party, including without limitation any employee or former employee of Seller. Except as set forth in
Schedule 3.8(g), Seller has not been sued or charged in writing as a defendant
---------------
in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date of this Agreement. There are no such charges or claims outstanding and, to the best knowledge of Seller, Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of another.

          (h) No Seller Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Seller. Seller has not entered into any agreement or offered to indemnify any other person against any charge of infringement of any Seller Intellectual Property Right. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Seller Intellectual Property Right. Seller had and does now have the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Seller Intellectual Property Rights.

     3.9  CUSTOMERS AND SUPPLIERS

     Schedules 3.9(a) and 3.9(b), respectively, set forth (a) a complete and
     ---------------------------
accurate list of all customers of Seller with respect to the SysDraw Business during the past two fiscal years and the three months ended March 31, 1997, and the top ten (10) of such customers by revenue showing the approximate total revenues from each such top ten (10) customer, and (b) a complete and accurate list of Seller's suppliers from whom Seller purchased 90% or more of its goods or services for the SysDraw Business during the past two fiscal years and the three months ended March 31, 1997.

     3.10  ORDERS, COMMITMENTS AND RETURNS

     Schedule 3.10 (as such Schedule is updated in writing by Seller within five
     -------------
(5) days after the Closing Date to include orders received or issued by Seller during the three (3) day period ending on the Closing Date), contains an accurate summary as of the Closing Date of Seller's total backlog (including all accepted and unfulfilled supply and service contracts) and the aggregate of all outstanding purchase orders issued by Seller in connection with the SysDraw Business (which aggregate includes all material contracts or commitments for Seller's purchase of materials or other supplies in connection with the SysDraw Business). All such sale and purchase commitments were made in the ordinary course of business.

     3.11  CLAIMS AND LEGAL PROCEEDINGS

     Except as set forth in Schedule 3.11, each of which shall be fully resolved by Seller, at no cost to Purchaser and to Purchaser's reasonable satisfaction, prior to or within a reasonable period of time after the Closing Date and will be subject to the extended indemnity and holdback right described in Section 7.3, there are no claims, actions, suits, arbitrations, criminal or civil investigations or proceedings pending or involving or, to Seller's best knowledge, threatened against Seller before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To Seller's knowledge, there is no valid basis for any claim, action, suit, arbitration, investigation or proceeding. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller is a party that involve the transactions contemplated herein or that could result in an Encumbrance on any of the Acquired Assets or result in the commencement of a claim, suit or other proceeding against Purchaser.

     3.12  LABOR MATTERS; EMPLOYEE BENEFITS

     There are no labor disputes, employee grievances or disciplinary actions pending or, to Seller's best knowledge, threatened against or involving Seller or any present or former employee of Seller. Seller has complied in all respects with all provisions of all laws relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, and it has no liability for arrears of wages or taxes or penalties for failure to comply with such laws. Seller has provided Purchaser with true and complete copies of all invention, confidentiality, noncompetition and similar agreements entered into between Seller and current or former employees and consultants of Seller. Except as set forth on Schedule 3.12, to Seller's knowledge, no such current or former
         -------------
employee of Seller is in violation of any such agreement, and Seller will use its best efforts to prevent any such violation. Seller has not provided confidential information to any current or former employee or consultant except pursuant to such an agreement. Except as set forth in Schedule 3.12, Seller is
                                                      -------------
not a party to any (a) management, employment or other contract providing for the employment or rendition of services; (b) bonus, incentive, deferred compensation, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, employee benefit or similar plan, agreement or arrangement; or (c) other employment contract or other compensation agreement or arrangement, oral or written, affecting or relating to current or former employees of Seller.

     3.13  CORPORATE BOOKS AND RECORDS

     Seller has furnished to Purchaser's representatives for their examination true and complete copies of (a) Seller's Articles of Incorporation and Bylaws of Seller as currently in effect, including all amendments thereto, (b) Seller's minute books, which books are substantially complete in all material respects, and (c) Seller's stock transfer books. Such minutes reflect all meetings of Seller's shareholders and Board of Directors and any committees thereof since Seller's inception, and accurately reflect in all material respects the events of and actions taken at such meetings.

     3.14  COMPLIANCE WITH BULK TRANSFER AND OTHER LAWS

     Except for actions required to be taken by Purchaser set forth on Schedule
                                                                       --------
3.14, all actions have been taken with respect to the transactions contemplated
----
by this Agreement that are necessary pursuant to bulk sales and other laws that are required to transfer the Acquired Assets to Purchaser free and clear of all liens, claims and encumbrances.

     3.15  GOVERNMENTAL AUTHORIZATIONS AND COMPLIANCE WITH LAWS

     Seller has conducted its business in accordance with all applicable foreign, federal, state and local laws, regulations, permits, licenses, authorizations and other requirements of all governmental entities having jurisdiction over Seller, the noncompliance with which could adversely affect the condition or use of the Acquired Assets, and Seller has not received any notification of any asserted present or past unremediated failure by Seller to comply with such laws, regulations, permits, licenses, authorizations or requirements.

     3.16  BROKERS OR FINDERS

     Seller has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on its behalf, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.17  ABSENCE OF QUESTIONABLE P AYMENTS

     Neither Seller nor any of its directors, officers, agents, employees or any other Person acting on behalf of Seller has used any of Seller's funds for improper or unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others. Neither Seller nor any of its current directors, officers, agents, employees or any other Person acting on behalf of Seller has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. Seller has at all times complied, and is in compliance, in all respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable domestic and foreign laws and regulations relating to corrupt practices and similar matters.

     3.18  FULL DISCLOSURE

     No information furnished by Seller to Purchaser in connection with this Agreement (including, but not limited to, the Seller Financial Statements and all information in the Schedules and Exhibits hereto) is false or misleading in any material respect. Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement not misleading. The warranty set forth in this Section 3.18 shall not apply to any information or statement that Purchaser actually knows to be false or misleading as of the Closing Date.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to the extent provided in Section 7.1, as follows:

     4.1  ORGANIZATION

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Purchaser has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

     4.2  POWER AND AUTHORITY; ENFORCEABILITY

     Purchaser has full power and authority to execute, deliver and perform its respective obligations under this Agreement, and to consummate the transactions contemplated hereby. All actions on the part of Purchaser and its officers and directors necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been taken or will be taken as of the Closing Date. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     4.3  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Purchaser, (b) require Purchaser to obtain any consent, approval or authorization of, or make any declaration, filing or registration with, any Person, or (c) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Purchaser.

     4.4  FINANCIAL ABILITY

     Purchaser has the financial ability to meet its future payment obligations under this Agreement.

     4.5  NO PENDING NEGOTIATIONS

     As of the Closing Date, Purchaser is not engaged in any pending negotiations with respect to the sale by Purchaser of the Acquired Assets to any third party.

     4.6 DUE DILIGENCE

     Assuming the accuracy of, and without reducing or adversely affecting in any way, the representations and warranties of Seller and the Major Shareholders under Article 3, and subject to the completeness of the information and materials provided by Seller in response to Purchaser's due diligence requests, Purchaser has had the opportunity to undergo satisfactory due diligence and Seller has cooperated in all material respects with Purchaser's due diligence efforts.

                                   ARTICLE 5

                     COVENANTS AND AGREEMENTS OF PURCHASER

     Purchaser agrees to perform and observe the following agreements:

     5.1  DELIVERY

     Contemporaneously with the execution of this Agreement by the parties, Purchaser shall deliver to Seller the following:

     (a) the certificate attached as Exhibit 5.1(a) hereto, dated as of the
                                     --------------
Closing Date and signed by an authorized officer of Purchaser;

     (b) a license agreement substantially in the form of Exhibit 5.1(b), dated
                                                          --------------
as of the Closing Date and duly executed by Purchaser;

     (c) a sublease agreement substantially in the form of Exhibit 5.1(c), dated
                                                           --------------
as of the Closing Date and duly executed by Purchaser;

     (d) the opinion of Purchaser's counsel, dated the Closing Date, substantially in the form of Exhibit 5.1(d); and
                             --------------

     (e) a certificate executed by the Secretary or Assistant Secretary of Purchaser as to the due election, qualification, incumbency, authority and signatures of each of the officers authorized to sign this Agreement or any documents or certificates to be delivered hereunder.

     5.2  PAYMENT OF ACCOUNTS RECEIVABLE

     Purchaser shall deliver to Seller all monies received by Purchaser in payment of any of the accounts receivable of Seller identified in the attached
Schedule 1.2(a) (as such Schedule may be updated by Seller in accordance with
---------------
Section 1.2(a)) within fifteen (15) days after Purchaser's receipt of such payment.

     5.3  BOOKS AND RECORDS

     For a period of seven (7) years after the Closing Date, Purchaser shall retain the books and records of Seller relating to the Acquired Assets and, if the storage location of such books and records is changed, shall endeavor to notify Seller of such change in location. Purchaser shall, upon request, make all such accounting, financial, business and other non-technical files and records available to Seller at the storage location for copying by Seller, at Seller's expense, to enable Seller to respond to audit and other internal business requirements of Seller.

                                   ARTICLE 6

                      COVENANTS AND AGREEMENTS OF SELLER

     Seller agrees to perform and observe the following agreements:

     6.1  DELIVERY

     Contemporaneously with the execution of this Agreement by the parties, Seller shall deliver to Purchaser the following:

     (a) the certificate attached as Exhibit 6.1(a) hereto, dated as of the
                                     --------------
Closing Date and signed by an authorized officer of Seller;

     (b) such bills of sale, assignments and other documents as Purchaser may reasonably request to effectuate the transactions contemplated hereby and the other terms of this Agreement, including, but not necessarily limited to, (i) the assignment and bill of sale attached as Exhibit 6.1(b)(i) and (ii) the
                                            -----------------
assignment of trademark rights attached as Exhibit 6.1(b)(ii);
                                           ------------------

     (c) the employment agreement of John Rigas attached as Exhibit 6.1(c);
                                                            --------------

     (d) (i) the noncompetition agreement of John Rigas attached as Exhibit
                                                                    -------
6.1(d)(i), and (ii) the noncompetition agreement of Thomas O'Sullivan attached
---------
as Schedule 6.1(d)(ii), each dated as of the Closing Date and duly executed by
   -------------------
John Rigas and Thomas O'Sullivan, respectively;

     (e) the opinion of Seller's counsel, dated as of the Closing Date, substantially in the form of Exhibit 6.1(e);
                             --------------

     (f) such confirmation of loan satisfaction and payment, releases of security interest and other documents required by this Agreement or requested by Purchaser, each in form and content acceptable to Purchaser, relating to any bank loans and financing obligations of Seller or any actual or potential Encumbrances with respect to the Acquired Assets (other than the tax obligation identified in Schedule 3.5 and the claim identified in Schedule 3.11);
              ------------                             --------------

     (g) except as set forth in Schedule 3.3(b), all consents, approvals and
                                ---------------
actions of third parties, including, without limitation, all approvals from governmental authorities, as may be required for consummation of the transactions contemplated hereby, as of the Closing Date, which consents and approvals shall not contain any conditions or restrictions that are not customary in transactions of this nature, or that materially adversely affect the Acquired Assets or the consummation of the transactions contemplated hereby;

     (h) (i) a certificate of good standing of Seller of recent date from the Secretary of State of the State of Illinois and all foreign jurisdictions in which Seller is qualified to do business and (ii) a lien and judgment search in the office of the Secretary of State of the State of Illinois and the office of the county clerk of appropriate counties therein, dated not earlier than two (2) days prior to the Closing Date, the results of which are consistent with Seller's representations contained herein;

     (i) certified copies of Seller's resolutions pertaining to the authorization of this Agreement and consummation of the transactions contemplated hereby, and a certificate executed by the Secretary or Assistant Secretary of Seller as to the due election, qualification, incumbency, authority and signatures of each of the officers authorized to sign this Agreement or any documents or certificates to be delivered hereunder; and

     (j) all physical embodiments of the Acquired Assets including, without limitation, all software elements of the Acquired Assets and related documentation which shall be delivered to Purchaser electronically as directed by Purchaser to Purchaser's offices in San Diego, California, and shall not be transferred as part of the transactions contemplated by this Agreement to any location within the State of Washington.

     6.2  CONSENTS AND APPROVALS

     Seller shall use commercially reasonable efforts to obtain all necessary approvals and consents identified in Schedule 3.3(b) as soon as reasonably
                                     ---------------
practicable after the Closing Date.

     6.3  PAYMENT OF ACCOUNTS RECEIVABLE

     Seller shall deliver to Purchaser all monies received by Seller in payment of any accounts receivable attributable to orders for product included in the Acquired Assets made after the Closing Date within fifteen (15) days after Purchaser's receipt of such payment. For purposes of the foregoing, any account receivable relating to the SysDraw Business that is not identified in the attached Schedule 1.2(a) (as such Schedule may be updated by Seller in
         ---------------
accordance with Section 1.2(a)) shall be presumed to be an account receivable for which Purchaser is entitled to receive payment under this Section 6.3.

     6.4  CLAIMS OF CREDITORS

     Seller shall defend and indemnify Purchaser from and against any and all claims, liens, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) that may arise out of any failure of the parties to comply with applicable bulk sales, creditor protection or similar laws or any claim action, suit or proceeding that may be commenced or threatened by any creditor of Seller, except to the extent the same is directly caused by Purchaser's failure to take the actions set forth in
Schedule 3.14.
-------------

     6.5  NONCOMPETITION AND NONDISCLOSURE

     During the two (2) year period following the Closing Date, Seller shall not, without the prior written consent of Purchaser, directly or indirectly, engage in any business which competes with any SysDraw Shapes products produced, marketed or distributed by Purchaser. Further, Seller shall not (a) copy, disclose, use or solicit customers or clients from the customer list set forth in Schedule 3.9(a), or (b) copy, use or disclose any trade secrets or other
   ---------------
confidential or proprietary information of Seller being acquired by Purchaser under this Agreement or any confidential or proprietary information of Purchaser received, observed or otherwise learned by Seller.

     6.6  TERMINATION OF NONASSIGNED CONTRACTS

     Purchaser shall use commercially reasonable efforts to terminate all contracts and agreements which relate in any way to the SysDraw Business and which are not included hereunder as part of the Acquired Assets, including without limitation the contracts and agreements identified in Schedule 1.2(e),
                                                              ---------------
as soon as reasonably possible after the Closing Date and in any event not later than the earliest possible date on which termination is permitted to occur under the terms of the applicable contract or agreement.

                                   ARTICLE 7

                SURVIVAL; INDEMNITY; DISCLAIMER OF WARRANTIES;
                            LIMITATION OF LIABILITY

     7.1  SURVIVAL

     All representations and warranties contained in this Agreement, including the Schedules hereto, or in any agreement, certificate or other instrument delivered pursuant hereto shall survive the Closing Date, provided that, except in connection with the extended indemnity and holdback set forth in Section 7.3, no claim may be made based upon a breach of the representations and warranties set forth in Articles 3 and 4 or under the indemnity set forth in Section 1.3 or
7.2 (but not Section 7.3)unless the non-breaching party or the indemnified party, as applicable, gives notice to the breaching party or the indemnifying party, as applicable, prior to the third (3rd) anniversary of the Closing Date. Further, and subject to the foregoing, all obligations of the parties under this Agreement, including the Schedules hereto, or in any agreement, certificate or other instrument deliver pursuant hereto which may reasonably be construed or interpreted as surviving the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement.

     7.2  INDEMNIFICATION

     Subject to Sections 7.4 and 7.5, Seller and the Major Shareholders shall jointly and severally indemnify and hold harmless Purchaser and its subsidiaries and affiliates from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages, fines, taxes (including, without limitation, sales taxes, excise and penalty taxes), penalties, reasonable costs and expenses (including, without limitation, interest, expenses of investigation, fees and disbursements of counsel, accountants and other experts ) (collectively "Losses") incurred or suffered by Purchaser or its subsidiaries or affiliates or their respective officers, directors, employees, agents or representatives arising out of, resulting from, or relating to: (a) any breach of any of the representations or warranties made by Seller or any Major Shareholder under Article 3 of this Agreement or in any agreement, certificate or other instrument delivered pursuant to this Agreement;
(b) any failure by Seller to perform any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement where such failure is not cured within thirty (30) days after Purchaser gives Seller written notice of such failure; (c) any claims by third parties arising out of or relating to the Acquired Assets on or prior to the Closing Date; (d) any damages suffered as a result of Seller's failure to satisfy any of its obligations, including unsatisfied claims of Purchaser against Seller, other than the obligations assumed by Purchaser pursuant to Section 1.3 hereof; (e) all liability for taxes of Seller assessed during or attributable to any taxable period ending on or prior to the Closing Date, and the portion of any taxable period that includes, but does not end on, the Closing Date (as apportioned pursuant to Section 9.4 hereof); and (f) all liability for taxes resulting from the transactions contemplated by this Agreement; (g) any claims by Seller's trade creditors relating to Seller's obligations existing on or prior to, or arising with respect to the period ending on, the Closing Date.

     7.3  EXTENDED INDEMNITY AND HOLDBACK

     Seller and the Major Shareholders shall jointly and severally indemnify and hold harmless Purchaser and its subsidiaries and affiliates from and against any and all Losses incurred or suffered by Purchaser or its subsidiaries or affiliates or their respective officers, directors, employees, agents or representatives arising out of, resulting from, or relating to: any failure of Seller to fully resolve, at no cost to Purchaser and to Purchaser's reasonable satisfaction, the tax obligations identified in Schedule 3.5 and the legal
                                                ------------
proceedings identified in Schedule 3.11. Notwithstanding anything in this
                          -------------
Agreement to the contrary, Purchaser may continue to hold, and offset Losses under this Section 7.3 against, one hundred thousand dollars ($100,000) of the Holdback per Schedule for as long as the foregoing obligations and proceedings have not been resolved as required herein, even if, absent this Section 7.3, such amounts would otherwise have been required to be distributed to Seller under this Agreement. Upon resolution of the foregoing obligations and proceedings as required herein, the balance of the Holdback amounts held pursuant to this Section 7.3 shall be held by Purchaser or returned to Seller along with the other Holdback amounts as provided for elsewhere in this Agreement.

     7.4  INDEMNIFICATION THRESHOLD

     Seller and the Major Shareholders shall not be obligated to indemnify Purchaser under Section 7.2 unless and until the aggregate amount of all Losses in respect of which indemnification could, absent this limitation, be sought under this Agreement exceeds Fifty Thousand Dollars ($50,000).

     7.5  MAXIMUM INDEMNIFICATION OBLIGATION

     Except with respect to Losses arising out of any third party claims against Purchaser, the aggregate liability of Seller and the Major Shareholders to Purchaser under Section 7.2 shall not exceed the total compensation paid by Purchaser under this Agreement, plus Purchaser's attorneys' fees and costs relating to the enforcement of the indemnification obligations thereunder.

    7.6  PROCEDURE

         (a) In the event that Purchaser shall sustain or incur any Losses in respect of which indemnification may be sought pursuant to this Article 7, Purchaser shall assert a claim for indemnification by giving written notice thereof (the "Claim Notice"), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, to Seller and each of the Major Shareholders. The Claim Notice shall also specify how Purchaser intends to recover such funds pursuant to this Agreement. Unless the claim described in the Claim Notice is contested by Seller or one of the Major Shareholders by written notice to Purchaser of the amount of the claim that is contested, given within 15 days of the Claim Notice, Purchaser may, in accordance with Section 7.7, offset against the Holdback the amount of the claim described in the Claim Notice or recover the amount of the claim described in the Claim Notice from Seller or any of the Major Shareholders. If the claim described in the Claim Notice is contested by Seller or a Major Shareholder in the manner described herein and within the above 15-day period, Purchaser may, in accordance with Section 7.7, offset against the Holdback or recover from Seller or any Major Shareholder the undisputed portion of such claim and, until such time as the dispute is finally resolved, may continue to hold a portion of the Holdback otherwise payable under Section 2.1.2 that is sufficient to recover any disputed portions of the claim.

         (b) With respect to claims for indemnification hereunder resulting from or in connection with any legal proceeding commenced by a third party, Purchaser shall, if possible, give the Claim Notice to Seller and the Major Shareholders no later than 10 days prior to the time any initial answer or response to the asserted claim is legally required under any applicable court or procedural rule. Seller and the Major Shareholders may, at their own expense, participate in the proceeding with counsel of their choice. Nothing in this Section limits in any way the right of Purchaser to defend against any claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation (after giving notice of the same to Seller and the Major Shareholders) on such terms as Purchaser may in good faith deem appropriate, and Seller and the Major Shareholders will promptly indemnify Purchaser in accordance with the provisions of this Article 7.

     7.7  INDEMNIFICATION PAYMENTS

          (a) All payments (each an "Indemnification Amount") to Purchaser in respect to any indemnification obligation shall be made first by offset against that portion of the Holdback described in Section 2.1.2(a) ("Base Holdback Amount").

          (b) Following the earlier to occur of the offset of the entire amount of the Base Holdback Amount pursuant to Section 7.7(a) or the distribution of the balance of the Base Holdback Amount to Seller pursuant to Section 2.1.2(a), all Indemnification Amounts shall thereafter be paid (i) by offset against that portion of the Holdback described in Section 2.1.2(b) ("Secondary Holdback Amount") if, at that time, an Accrual Event has occurred, (ii) by Seller within 15 business days following Purchaser's notice to Seller of an Indemnification Amount if, at that time, either an Accrual Event has not occurred or an Accrual Event has occurred and Purchaser has offset the entire amount of the Secondary Holdback Amount or has distributed the balance of the Secondary Holdback Amount to Seller pursuant to Section 2.1.2(b); and (iii) by the Major Shareholders if, under (ii) above, Seller has not paid the Indemnification Amount within the above 15-day period. In no event shall Purchaser be required to offset against the Secondary Holdback Amount prior to seeking payment of Indemnification Amounts directly from Seller and the Major Shareholders if, at that time, an Accrual Event has not occurred.

          (c) Any amounts payable under Section 7.7(b) that are not paid when due shall bear interest at the rate of one and one-half percent (1.5%) per month or the maximum rate allowed by law, whichever is less, from the date due until the date paid in full.

     7.8  INVESTIGATIONS; WAIVERS

     Purchaser's right to indemnification provided for in this Article 7 shall remain in effect notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

     7.9  NO OTHER WARRANTIES

     EXCEPT AS SET FORTH IN ARTICLES 3 AND 4, (A) EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THIS AGREEMENT OR THE ACQUIRED ASSETS, AND (B) THE ACQUIRED ASSETS ARE TRANSFERRED, SOLD AND ASSIGNED TO PURCHASER "AS IS." WITHOUT

LIMITATION OF THE FOREGOING, PURCHASER WAIVES AND SELLER DISCLAIMS ALL WARRANTIES REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, COST OF DEVELOPMENT, COMMERCIAL FEASIBILITY OR PERFORMANCE EXCEPT AS SET FORTH IN ARTICLES 3 AND 4.

     7.10  LIMITATION OF LIABILITY

     Except for a party's liability arising from (a) death, bodily injury or property damage caused by such party, (b) claims relating to infringement of intellectual property rights for which such party is responsible under this Agreement, or (c) any breach by such party of an obligation of confidentiality owed by such party to another party, in no event shall any party be liable, one to another, for any indirect, special, exemplary, punitive or consequential damages (including, but not limited to, any interruption of business, loss of business profits or loss of business information) arising out of or in connection with this Agreement, even if such party has been advised of the possibility of such damages.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1  EXPENSES

     Each party shall bear its own expenses incident to the negotiation, preparation, authorization and consummation of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of its counsel and accountants, whether or not such transactions are consummated.

     8.2  NOTICES

     All notices, claims and other communications hereunder shall be in writing and shall be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), telex or overnight air courier guaranteeing next-day delivery:

     (a)  If to Purchaser, to:               with a copy to:

          Visio Corporation                  Perkins Coie
          520 Pike Street, Suite 1800        411 108th Avenue N.E., 18th Floor
          Seattle, WA  98101                 Bellevue, WA  98004
          Attention:  Corporate Secretary    Attention: Greg P. Mackay, Esq.


     (b)  If to Seller, to:                  with a copy to:

          Freedom Solutions, Group, Inc.     Piccione, Keeley & Associates, Ltd.

          c/o Freedom Solutions Group, LLC   122C South County Farm Road
          2500 Highland Avenue               Wheaton, IL  60187
          Suite 350                          Attention: Patrick C. Keeley, Esq.
          Lombard, IL  60148
          Attention:  Thomas O'Sullivan

     (c) If to a Major Shareholder, to the addresses set forth in Exhibit A
                                                                  ---------
hereto or at such other address as any party may from time to time furnish to the other parties by a notice given in accordance with the provisions of this
Section 8.2. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon receipt, if mailed; when answered back, if telexed; and upon receipt, if sent by an overnight air courier service guaranteeing next-day delivery.

     8.3  ENTIRE AGREEMENT

     This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement among the parties concerning the subject matter hereof, supersedes all other agreements and understandings, whether oral or written, and may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

     8.4  REMEDIES CUMULATIVE

     Except as otherwise provided herein, each and all of the rights and remedies provided in this Agreement, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

     8.5  GOVERNING LAW

     This Agreement shall be governed by and construed and enforced in accordance with and subject to the internal laws and decisions of the State of Washington, regardless of its or any other jurisdiction's conflict of law provisions. Purchaser agrees that Seller's appearance in Seattle, Washington, for purposes of participating in the closing of the transactions contemplated by this Agreement does not, by itself, confer venue or jurisdiction over Seller in the State of Washington unless, under applicable law, such venue and jurisdiction is established irrespective of such appearance.

     8.6  COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

     8.7 WAIVERS

     No provision of this Agreement shall be deemed waived by course of conduct, unless such waiver is in writing signed by the parties and stating specifically that it was intended to modify this Agreement.

     8.8  SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller shall not have the right to assign this Agreement or any of its rights or obligations hereunder to any Person without Purchaser's prior written consent.

     8.9  FURTHER ASSURANCES

     Each party shall, at the request of any other party hereto from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions contemplated hereby.

     8.10  CONFIDENTIALITY

     Seller and the Major Shareholders shall not make any public announcement or other disclosure with regard to the transactions contemplated hereby or the material terms hereof (including, without limitation, the Purchase Price and form of consideration to be paid pursuant to Section 2.1 hereof) without the prior written consent of Purchaser.

     8.11  ATTORNEYS' FEES

     In the event of any action to enforce this Agreement for interpretation or construction of this Agreement or on account of any breach of or default under this Agreement, the prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all reasonable attorneys'' fees incurred by the prevailing party in connection with such action (including, but not limited to, any appeal thereof).

     8.12  SEVERABILITY

     In the event that any term or provision of this Agreement is determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect, provided that such continuation would not materially alter the terms hereof or materially diminish the benefits or materially increase the burdens of this Agreement for any party.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

                                  VISIO CORPORATION


                                  By: /s/ Steve Gordon
                                     -----------------
                                  Its: Chief Financial Officer
                                      ------------------------

                                  FREEDOM SOLUTIONS GROUP, INC.

                                  By /s/ Thomas O'Sullivan
                                    ----------------------
                                  Its: President
                                       ---------


                                  MAJOR SHAREHOLDERS:


                                  /s/ Thomas O'Sullivan
                                  ---------------------
                                  Thomas O'Sullivan


                                  /s/ John Rigas
                                  --------------
                                  John Rigas